Exhibit 23.3

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Energy XXI Gulf Coast, Inc. of our report dated October 17, 2006, except for Note 2, as to which the date is March 12, 2007 with respect to the statements of revenues and direct operating expenses (the carve-out financial statements for Castex) for the twelve month periods ended June 30, 2006, 2005 and 2004. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas
August 17, 2007